EMPLOYMENT AGREEMENT

      This Agreement is made this day of April, 1997, between Cal Dive International, Inc., a Minnesota corporation (the "Company"), and S. James Nelson (Employee), an individual residing at 1518 Washington Avenue, Unit A, Houston, Texas 77007.

      WHEREAS, Employee has extensive executive management skills and experience in the oil service industry, including valuable marketing, financial, technical and other experience, knowledge and ability and has been acting as Executive Vice President Finance and Administration and Chief Financial Officer.

      WHEREAS, the Company wishes to continue to employ Employee as Executive Vice President Finance and Administration and Chief Financial Officer of the Company and Employee is willing to accept such continued employment upon the terms and conditions set forth in this Agreement;

      WHEREAS, the execution and delivery of this Agreement by the Company and Employee is a condition to the purchase of shares of the Company's Common Stock by Coflexip (the "Purchaser") from the Company and certain shareholders of the Company, including, among others, Employee, pursuant to a Purchase Agreement dated as of the date hereof among the Company, the Purchaser and such shareholders;

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.      TERM OF EMPLOYMENT AND EMPLOYMENT DUTIES.

      (a) Employee agrees to be employed by the Company on the terms and conditions contained herein, for a period commencing on the date hereof and terminating on April 30, 1999 (the "Employment Term") subject to earlier termination pursuant to the provisions of Section 7 hereof. During the Employment Term, Employee shall devote all of his time, energy and skill during regular business hours to the affairs of the Company and any of its affiliated business entities and to the promotion of their interests.

      (b) Employee's duties shall include acting as Executive Vice President Finance and Administration and Chief Financial Officer of the Company with all responsibilities assigned to that office from time to time by the Chief Executive Officer and the Board of Directors.

      (c) During the Employment Term, (i) Employee services shall be rendered on a full time basis, (ii) Employee shall have no other employment and no substantial outside business activities and (iii) the headquarters for the performance of Employee's services shall be the principal executive or operating offices of the Company, subject to travel for such reasonable lengths of time as the performance of his duties in the business of the Company may require.

SECTION 2.  COMPENSATION.

      (a) SALARY. During the Employment Term, as Compensation for his services and covenants and agreements hereunder, the Company agrees to pay Employee an initial salary for the period from the date hereof to April 30, 1999 at the rate of One Hundred Twenty-Eight Thousand Three Hundred Dollars ($128,300) per annum, payable in equal semi-monthly installments in accordance with the Company's regular payroll practices for its principal executives, prorated for any partial employment and subject to normal increases as approved by the Board of Directors.

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      (b) INCENTIVE BONUS. During the Employment Term, in addition to the to the annual salary payable to Employee pursuant to paragraph (a) above, Employee shall be entitled to an annual incentive bonus (the "Incentive Bonus"), payable not later than three months after the close of each fiscal year of the Company, commencing with the fiscal year ending December 31, 1997, as established annually or from time to time by the Board .

      (c) REIMBURSEMENT OF EXPENSES. During the Employment Term, Employee will be reimbursed by the Company for his reasonable business expenses incurred in connection with the performance of his duties hereunder, including, without limitation, a home fax line, car mileage, cell phone and business calls and other expenses consistent with Company policy from time to time.


SECTION 3.  BENEFITS.

      During the Employment Term, Employee shall be entitled to participate in any medical/dental, life insurance, accidental death, long term disability insurance plan and 401(k) or other insurance and retirement plans which has been or which may be adopted by the Company (as long as such plan is not discontinued) for the general and overall benefit of executive employees of the Company, according to the participation or eligibility requirements of each such plan. During the Employment Term, Employee shall enjoy such vacation, holiday and similar rights and privileges as are enjoyed generally by the Company's principal executives.

SECTION 4.  NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION

      (a) During the period commencing with the date of this Agreement and ending on (i) the fifth anniversary of the date of the termination of Employee's employment with the Company if such termination arises as a result of voluntary termination or retirement by the Employee or termination by the Company for "Cause" (as defined in Section 7 (a) hereof) and (ii) the date which is 18 months following the date of termination of Employee's employment with the Company if such termination arises for any reason other than as provided in subparagraph 4 (a) (i) above, Employee covenants and agrees with the Company that Employee shall not disclose or use any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Employee's performance of duties assigned to Employee by the Company. Employee shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

      (b) As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is or has been used, developed or obtained, either prior to or following the date of this Agreement, by the Company in connection with its businesses, including but not limited to (i) products or services, (ii) fees, costs and pricing structures,
(iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists,
(xii) other copyrightable works, (xiii) all technology and trade secrets, and
(xiv) all similar and related information in whatever form. Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Employee proposes to disclose or use such information other than as a result of disclosure by Employee in violation of this Agreement. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

SECTION 5.  NON-COMPETITION AND NON-SOLICITATION.

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      (a) Employee acknowledges and agrees with the Company that his services to the Company are unique in nature and that the Company would be irreparably damaged if Employee were to provide similar services to any person or entity competing with the Company or engaged in a similar business. Employee accordingly covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the later to occur of:

       (i) April 30, 2002 and (ii) (A) the second anniversary of the date of the termination of Employee's employment with the Company if such termination arises as a result of voluntary termination or retirement by the Employee or termination by the Company for "Cause", or (B) the first anniversary of the date of termination of the Employee's employment with the Company if such termination arises for any reason other than as provided in the preceding subparagraph 5(a) (ii) (A).

Employee shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture of other entity, participate in any business (including without limitation any division, group or franchise of a larger organization) which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by the Company on the date of termination of Employee's employment in the area or areas where the Company is conducting such business; PROVIDED that until such time as the Company waives in writing any rights it may have to enforce the terms of this Section 5 (the "Waiver), during the period commencing on the date of the termination of the Employee's employment with the Company and ending on the date on which either the noncompetition provisions contained in this Section 5 terminate or the Waiver is delivered to Employee, whichever is earlier, the Company will pay to Employee an amount equal to Employee's base salary as of the date his employment was terminated (which will be paid over time in accordance with the salary payment schedule in effect from time to time for senior executives of the Company) and during such time period executive shall be entitled to all insurance benefits received by other senior executives of the Company. For purposes of this Agreement, the term "participate in" shall include without limitation having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise) but not ownership of 2% or less of the capital stock of a public company.

      (b) Employee covenants and agrees with the Company that during the period commencing with the date of this Agreement and ending on the later to occur of
(i) April 30, 2002 and (ii) (A) the second anniversary of the date of termination of Employee's employment with the Company if such termination arises as a result of voluntary termination by the Company or for "Cause", or (B) the date which is 18 months following the termination of Employee's employment with the Company if such termination arises for any reason other than as provided in the preceding subparagraph 5(b) (ii) (A) above, Employee shall not, directly or indirectly, for himself or for any other individual, corporation, partnership, joint venture or other entity, (x) make any offer of employment, solicit or hire any supervisor, employee of the Company or its affiliates or induce or attempt to induce any employee of the Company or its affiliates to leave their employ or in any way interfere with the relationship between the Company or its affiliates and any of their employees or (y) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of the Company or its affiliates to cease doing business with them or in any way interfere with the relationship between the Company or its affiliates and any customer or business relation.

      (c) Employee's Confidentiality and Noncompete Agreement with the Company dated July 27, 1990, as amended by Amendment No. 1 dated January 12, 1995, is hereby canceled and replaced in its entirety by this Agreement.

SECTION  6. COMPANY'S OWNERSHIP OF INTELLECTUAL PROPERTY.

            (a) In the event that Employee as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or

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not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's business as prior hereto, now or hereinafter conducted (collectively, "Intellectual Property"), Employee acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Employee shall be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. Employee shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interest in and rights to such Intellectual Property, including without limitation providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Employee's employment with the Company.

            (b) In accordance with Minnesota Statutes, Chapter 181, Section 181.78, Employee is hereby advised that no provision of this Agreement is intended to assign any of Employee's rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, and which does not relate directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or which does not result from any work performed by the Employee for the Company.

            (c) As requested by the Company from time to time and upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information or Intellectual Property in Employee's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

SECTION  7. TERMINATION OF AGREEMENT.

      (a) TERMINATION FOR "CAUSE". This Agreement may be terminated by the Company at any time during the Employment Term for "Cause", in which event Employee shall have no further rights under this Agreement. For purposes of the preceding sentence, "Cause" shall mean: (i) any breach or threatened breach by Employee of any of his agreements contained in Section 4, 5 or 6 hereof; (ii) repeated or willful neglect by Employee in performing any duty or carrying out any responsibility assigned or delegated to him pursuant to Section 1(b) hereof, which neglect shall not have permanently ceased within ten (10) business days after written notice to Employee thereof; or (iii) the commission by Employee of any criminal act involving moral turpitude or a felony which results in an arrest or indictment, or the commission by Employee, based on reasonable proof, of any act of fraud or embezzlement involving the Company or its customers or suppliers. In the event that the Company elects to terminate this Agreement for Cause, it will give Employee written notice of such termination, and, at the Company's discretion, Employee's employment will terminate sixty (60) days thereafter.

      (b) TERMINATION UPON DEATH. This Agreement shall terminate automatically upon the death of Employee during the Employment Term. In such event, the Company shall be obligated to pay to Employee's estate, or to such person or persons as he may designate in writing to the Company, (i) through the last day of the fiscal year in which Employee's death shall have occurred, the salary (payable in the same manner as described in Section 2(a) hereof) to which Employee would have been entitled under Section 2(a) hereof had such death not occurred, and (ii) as soon as reasonably practicable after Employee's death, any accrued but, as of the date of such death, unpaid Incentive Bonus (or, if such death shall have occurred after the first three (3) months of the Company's fiscal year, any prorated portion thereof).

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      (c) TERMINATION UPON DISABILITY. This Agreement may be terminated by the
Company at any time during the Employment Term in the event that Employee shall have been unable, because of "Disability" (as hereinafter defined), to perform his principal duties for the Company for a cumulative period of six (6) months within any eighteen (18) month period. Prior to Employee's termination for Disability as provided herein, he shall remain eligible to receive the compensation and benefits set forth in Section 2 and Section 3 hereof. Upon such termination, Employee shall be entitled to receive as soon as reasonably practicable thereafter, any accrued, but as of the date of such termination, unpaid Incentive Bonus (or, if such termination shall have occurred after the first three (3) months of the Company's fiscal year, any prorated portion thereof). For purposes of this Section 7(c), "Disability" shall mean any physical or mental condition of Employee which shall substantially impair his ability to perform his principal duties hereunder. In the event that the Company elects to terminate this Agreement by reason of Disability under this Section 7(c), it will give written notice of such termination, and, at the Company's discretion, Employee's employment will terminate sixty (60) days thereafter.

      (d) EFFECT OF TERMINATION. In the event that this Employee is terminated pursuant to any paragraph of this Section 7, Employee shall thereafter have no further rights under this Agreement, except for those explicitly set forth in the particular paragraph of this Section 7 which served as the Company's basis for such termination. Notwithstanding any such termination, the covenants and agreements of Employee contained in Sections 4, 5 (a) (so long as payments under Section 5(a) are continued as therein described), 5 (b) and 6 hereof shall survive and remain in full force and effect.

 SECTION 8. NOTICES.

      All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, sent to the recipient by reputable express courier service (charge prepaid), or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

                  If to the Employee:

                        At the address set forth on page 1 hereof.

                  If to the Company :

                        Cal Dive International, Inc.
                        13430 Northwest Freeway
                        Suite 350
                        Houston, Texas 77040
                        Attention:  Andrew C. Becher, General Counsel

Addresses may be changed by notice in writing signed by the addressee.

SECTION  9. GENERAL PROVISIONS.

            (a) COMPANY SUBSIDIARIES. For purposes of this Agreement, the term "Company" shall all subsidiaries of the Company.

            (b) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity,

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illegality or unenforceability shall not affect any other provisions of any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdictions if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Sections 4, 5 and 6 of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Sections 4, 5, 6 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

            (d) COMPLETE AGREEMENT. This Agreement, embodies the complete agreement and among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

            (e) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (f) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and Employee and their respective successors and assigns; provided that the rights and obligations of Employee under this Agreement shall not be assignable without the prior written consent of the Company.

            (g) GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Texas.

            (h) REMEDIES. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that Employee's breach of any term or provision of this Agreement shall materially and irreparably harm the Company, that money damages shall accordingly not be an adequate remedy for any breach of the provisions of this Agreement and that any party in its sole discretion and in addition to any other remedies it may have at law or in equity may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

            (i) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

IN WITNESS, WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CAL DIVE INTERNATIONAL, INC.              EMPLOYEE



By___________________________             ____________________________
Title:

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